Exhibit 10.1

enVVeno MEDICAL CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of May 16, 2025 (the “Effective Date”), is made by and between enVVeno Medical Corporation (“enVVeno Medical”) and Jennifer Bright (“Executive,” and together with enVVeno Medical, the “Parties”) on the last date set forth next to the signatures below.

WHEREAS, enVVeno Medical desires to employ Executive, and Executive desires to be so employed, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. POSITION AND DUTIES.

(a) enVVeno Medical shall employ Executive as its Chief Financial Officer with a start date of May 19, 2025 (the “Start Date”). Executive shall perform the duties that are usual and customary for Executive’s position and those additional employment duties that may be assigned to Executive from time to time.

(b) Executive shall devote all of Executive’s business time, energy, judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with enVVeno Medical, provided that the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs; and (ii) managing Executive’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

2. AT-WILL EMPLOYMENT. Executive’s employment with enVVeno Medical is “at will,” and, subject to the provisions of Section 6 herein, may be terminated at any time, with or without cause, for any reason, by either Employee or enVVeno Medical. No individual, other than the company’s board of directors (the “Board”), has the legal authority or ability to alter the “at-will” nature of the employment relationship and, by signing this Agreement, Employee is confirming that there are no oral, collateral, or other written statements by any employee or representative of enVVeno Medical to the contrary. The Board can alter the “at-will” nature of the Executive’s employment relationship with enVVeno Medical only in a written agreement signed both by the Board and Employee.

3. BASE SALARY AND BONUS.

(a) BASE SALARY. enVVeno Medical shall pay Executive a base salary (“Base Salary”) at an annual rate of Three Hundred Thousand Dollars ($300,000) during the Term, paid in accordance with the regular payroll practices of enVVeno Medical. The Base Salary shall be subject to annual review and adjustment at the sole discretion of the CEO and the Company’s Compensation Committee (the “Committee”).

(b) BONUS. Provided that Executive remains employed by the company at the time any such bonuses are paid, Executive shall be eligible for an annual discretionary bonus (prorated for the first calendar year) of up to Forty Percent (40%) of Executive’s Base Salary (“Bonus”) based upon Executive’s performance and the overall performance of the Company, as determined by the CEO.

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4. EQUITY INCENTIVE. As soon as practical, the CEO shall recommend to the Committee that Executive shall be granted stock options for the right to purchase Three Hundred Fifty Thousand (350,000) shares of enVVeno Medical common stock at a price equal to the higher of the closing price of enVVeno Medical common stock on the last trading day prior to the Start Date, or Two Dollars and Fifty Seven Cents ($2.57). The stock options shall vest quarterly, over a three (3) year period, with a one (1) year cliff, provided, however that any unvested stock options shall immediately vest in the event that Employee’s employment is terminated by enVVeno Medical, other than for Cause (as defined in 6(b)) or Good Reason (as defined in 6(c)), within two (2) years of a Change of Control, as defined in the enVVeno Medical 2016 Omnibus Incentive Plan (the “Option Plan”). The stock options shall be granted in accordance with the Option Plan and shall be subject to such other terms and conditions as are set forth in the Option Plan and the agreement issued pursuant to the Option Plan.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Term, Executive shall be entitled to participate in any employee benefit plans that enVVeno Medical has adopted or may adopt, maintains or contributes to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to Executive hereunder. Executive’s participation shall be subject to the terms of the applicable plan documents and generally applicable enVVeno Medical policies for similarly situated enVVeno Medical executives. Healthcare and Dental Benefit Premiums for Executive and Executive’s dependents are currently paid by enVVeno Medical. Notwithstanding the foregoing, enVVeno Medical may modify or terminate any employee benefit plan at any time.

(b) VACATIONS. During the Term, Executive shall be entitled to paid vacation time in accordance with enVVeno Medical’s policy applicable to employees at Executive’s level as in effect from time to time; provided, however, that Executive shall accrue up to three (3) weeks of paid vacation per calendar year. Vacation will be prorated based upon the Start Date for the first calendar year of employment and based upon the termination date for the final year of employment. Vacation ceases to accrue when unused, accrued vacation exceeds one hundred and sixty (160) hours.

(c) HOLIDAYS AND PERSONAL DAYS. During the Term, Executive shall be entitled to Holidays and Personal Days in accordance with enVVeno Medical the current policy (currently twelve (12) paid Holidays and two (2) Personal days per calendar year). Unused Holidays and Personal Days may not be carried forward from one calendar year to any subsequent calendar year.

(d) PENSION AND PROFIT SHARING PLANS. During the Term, Executive shall be entitled to participate in any Pension or Profit Sharing Plan or other type of plan adopted by enVVeno Medical for the benefit of its Executives and/or employees generally, including without limitation the Company’s 401(k) plan.

(e) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as enVVeno Medical may require from time to time, Executive shall be reimbursed in accordance with enVVeno Medical’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive during the Term and in connection with the performance of Executive’s duties hereunder.

6. TERMINATION. Executive’s employment under this Agreement shall terminate on the first to occur of the following:

(a) DISABILITY. Upon ten (10) days’ prior written notice by enVVeno Medical to Executive of termination due to Disability. “Disability” shall mean Executive is unable to perform each of the essential duties of Executive’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than twelve (12) months.

(b) DEATH. Automatically upon the death of Executive.

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(c) CAUSE. Immediately upon written notice by enVVeno Medical to Executive of a termination for Cause. “Cause” shall mean Executive’s:

(i) willful misconduct or gross negligence in the performance of Executive’s duties to enVVeno Medical;

(ii) willful failure to perform Executive’s duties to enVVeno Medical or to follow the lawful directives of the CEO (other than as a result of death or disability);

(iii) indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) repeated failure to cooperate in any audit or investigation of the business or financial practices of enVVeno Medical;

(v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of enVVeno Medical’s property; or

(vi) material breach of this Agreement or any other material agreement with enVVeno Medical or a material violation of enVVeno Medical’s code of conduct, employee handbook, or other written policy.

Executive shall be given written notice detailing the specific Cause event and a period of ten (10) days following Executive’s receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the CEO. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by Executive. A termination for Cause shall be deemed to include a determination by the CEO or its designee following Executive’s termination of service that circumstances existing prior to such termination would have entitled enVVeno Medical to have terminated Executive for Cause. All rights Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the CEO or its designee, or during any negotiations between the CEO or its designee and Executive, regarding any actual or alleged act or omission by Executive of the type described in this definition of Cause.

(d) GOOD REASON. Upon written notice by Executive to enVVeno Medical of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the consent of Executive, unless such events are fully corrected in all material respects by enVVeno Medical within thirty (30) days following written notification by Executive to enVVeno Medical of the occurrence of one of the events:

(i) material and permanent diminution in Executive’s Base Salary, Bonus opportunity, or a material change in Executive’s position and duties;

(ii) a requirement that Executive report to anyone other than the CEO or the Board of Directors;

(iii) a relocation of Executive’s principal work location by more than twenty five (25) miles from the Company’s headquarters; or

(iv) a material breach by enVVeno Medical of a material term of this Agreement.

Executive shall provide enVVeno Medical with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of enVVeno Medical’s thirty (30) day cure period described above. Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive.

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(e) WITHOUT CAUSE. Immediately upon written notice by enVVeno Medical to Executive of an involuntary termination without Cause (other than for death or Disability).

(f) VOLUNTARY TERMINATION. Upon ninety (90) days’ prior written notice by Executive to enVVeno Medical of Executive’s voluntary termination of employment without Good Reason (which enVVeno Medical may, in its sole discretion, make effective earlier than any notice date).

7. CONSEQUENCES OF TERMINATION.

(a) DEATH/DISABILITY. In the event that Executive’s employment ends on account of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iv) below to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed reasonable business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with enVVeno Medical policy, which shall be prorated for any year in which Executive’s employment with enVVeno Medical is terminated; and

(iv) all other payments (not including the Bonus), benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, not including the Bonus (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If Executive’s employment is terminated (i) by enVVeno Medical for Cause or (ii) by Executive without Good Reason, enVVeno Medical shall pay to Executive the Accrued Benefits.

(c) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If Executive’s employment by enVVeno Medical is terminated by enVVeno Medical other than for Cause or Disability or by Executive for Good Reason, enVVeno Medical shall pay or provide Executive the following:

(i) the Accrued Benefits; and

(ii) continued payment of the Base Salary for three (3) months for each one (1) year that Executive has been employed by the Company, up to a total of one (1) year of Executive’s Base Salary.

Payments and benefits provided under this Section 7(c) shall be in lieu of any termination or severance payments or benefits to which Executive may be eligible under any of the plans, policies or programs of enVVeno Medical or under the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state statute or regulation. Should Executive die prior to the payment of the Severance Amount, the Severance Amount shall be paid to the heirs or estate of Executive in accordance with the schedule set forth herein.

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(d) OTHER OBLIGATIONS. Upon any termination of Executive’s employment with enVVeno Medical, Executive shall automatically be deemed to have resigned from any and all other positions Executive then holds as an officer, director or fiduciary of enVVeno Medical and any other entity that is part of the same consolidated group as enVVeno Medical or in which capacity Executive serves at the direction of or as a result of Executive’s position with enVVeno Medical; and Executive shall, within 10 days of such termination, take all actions as may be necessary under applicable law or requested by enVVeno Medical to effect any such resignations.

(e) EXCLUSIVE REMEDY. The amounts payable to Executive following termination of employment hereunder pursuant to Sections 7(a), (b) and (c) above shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with enVVeno Medical or any of its Affiliates (as defined below), and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement.

(f) NO MITIGATION OR OFFSET. Executive shall not be required to seek or accept other employment or otherwise to mitigate damages as a condition to the receipt of benefits pursuant to this Section 7, and amounts payable pursuant to this Section 7 shall not be offset or reduced by any amounts received by Executive from other sources.

(g) NO WAIVER OF ERISA-RELATED RIGHTS. Nothing in this Agreement shall be construed to be a waiver by Executive of any benefits accrued for or due to Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by enVVeno Medical, if any, except that Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of enVVeno Medical other than as provided herein.

(h) CLAWBACK. All awards, amounts or benefits received or outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any applicable law related to such actions, as may be in effect from time to time. enVVeno Medical may take such actions as may be necessary to effectuate any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, whether adopted before or after the Effective Date, without further consideration or action.

8. INDEMNIFICATION AND RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon termination beyond the Accrued Benefits shall only be payable if Executive delivers to enVVeno Medical and does not revoke a general release of claims in favor of enVVeno Medical in a form satisfactory to enVVeno Medical. Such release shall be furnished to Executive within two business days after Executive’s date of termination, and must be executed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following termination (or such longer period to the extent required by law). enVVeno Medical shall enter into an indemnification agreement with Executive which includes indemnification coverage similar to other senior executives and members of the Board, but in no event less than the maximum indemnification allowed by Delaware law, which coverage shall be maintained for at least six (6) years following Executive’s termination of employment for any reason with respect to acts or omissions occurring during the period of Executive’s employment.

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9. RESTRICTIVE COVENANTS.

(a) Confidentiality.

(i) Company Information. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, any Confidential Information of enVVeno Medical. “Confidential Information” means any enVVeno Medical proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by enVVeno Medical, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(ii) Executive-Restricted Information. During the Term, Executive shall not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom enVVeno Medical has an agreement or duty to keep such information or secrets confidential.

(iii) Third Party Information. Executive recognizes that enVVeno Medical has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on enVVeno Medical’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, such third party confidential or proprietary information, and shall not use it except as necessary in performing Executive’s duties, consistent with enVVeno Medical’s agreement with such third party.

(b) Nonsolicitation of Employees. During the Term and for a period of twelve (12) months thereafter, Executive shall not, acting alone or in conjunction with others, directly or indirectly, other than on behalf of enVVeno Medical and its Affiliates, solicit employment for or of employees of enVVeno Medical or its Affiliates or induce, solicit or entertain any employee to leave the employ of enVVeno Medical or its Affiliates.

(c) NONDISPARAGEMENT. Executive shall not make negative comments or otherwise disparage enVVeno Medical or any person or entity or business unit controlled by, controlling or under common control with enVVeno Medical (“Affiliates”) or any of their officers, directors, managers, employees, consultants, equityholders, agents or products. The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (ii) made in the course of Executive discharging Executive’s duties for enVVeno Medical.

(d) COOPERATION. Upon the receipt of reasonable notice from enVVeno Medical, while employed by enVVeno Medical and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with enVVeno Medical, and shall provide reasonable assistance to enVVeno Medical, its Affiliates and their respective representatives in defense of any claims that may be made against enVVeno Medical or its Affiliates, and shall assist enVVeno Medical and its Affiliates in the prosecution of any claims that may be made by enVVeno Medical or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with enVVeno Medical (collectively, the “Claims”). Executive shall promptly inform enVVeno Medical if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against enVVeno Medical or its Affiliates. Executive also shall promptly inform enVVeno Medical (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of enVVeno Medical or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of enVVeno Medical or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against enVVeno Medical or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving enVVeno Medical or any of its Affiliates without getting the prior written consent of enVVeno Medical. Upon presentation of appropriate documentation, enVVeno Medical shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in accordance with enVVeno Medical’s applicable policies in complying with this Section 9(d), and Executive shall be compensated by enVVeno Medical at a reasonable hourly rate for assistance given after the end of the Term.

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(e) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

(i) As between the Parties, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, during the Term and which relate to enVVeno Medical’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of enVVeno Medical. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of enVVeno Medical.

(ii) In particular, Executive hereby specifically assigns and transfers to enVVeno Medical all of Executive’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During the Term and thereafter, Executive shall assist enVVeno Medical and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including the execution of all lawful oaths and all assignment documents requested by enVVeno Medical or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

(iii) Moreover, if during the Term, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to enVVeno Medical’s business, products or services, whether such work is created solely by Executive or jointly with others, enVVeno Medical shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by enVVeno Medical as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and enVVeno Medical shall be the author of the work. In the event such work is neither prepared by the Executive within the scope of Executive’s employment or is not a work specially ordered and deemed to be a work made for hire, then Executive shall assign, and by these presents, does assign, to enVVeno Medical all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the Term and thereafter, Executive shall assist enVVeno Medical and its nominee, at any time, in the protection of enVVeno Medical’s worldwide right, title and interest in and to the work and all rights of copyright therein, including the execution of all formal assignment documents requested by enVVeno Medical or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Executive shall be compensated by enVVeno Medical at a reasonable hourly rate for assistance given after the end of the Term.

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(iv) Notwithstanding the foregoing provisions of this Section 9(e), pursuant to the California Labor Code, enVVeno Medical hereby notifies Executive that the provisions of this Section 9(e) shall not apply to any inventions for which no equipment, supplies, facility or trade secret information of enVVeno Medical was used and which were developed entirely on Executive’s own time, unless (A) the invention relates (1) to the business of enVVeno Medical, or (2) to actual or demonstrably anticipated research or development of enVVeno Medical, or (B) the invention results from any work performed by Executive for enVVeno Medical. A copy of the applicable provisions of the California Labor Code shall be made available to Executive upon Executive’s request.

(f) RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with enVVeno Medical for any reason (or at any time prior thereto at enVVeno Medical’s request), Executive shall return all property belonging to enVVeno Medical or its Affiliates (including any enVVeno Medical or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents or property (including without limitation log in information and passwords) belonging to enVVeno Medical or an Affiliate).

(g) EFFECT OF EXECUTIVE BECOMING A BAD LEAVER. Notwithstanding any provision of this Agreement to the contrary, if (i) Executive breaches any of the covenants set forth in this Agreement at any time during the period commencing on the Effective Date and ending twenty four (24) months after Executive’s termination of employment with enVVeno Medical for any reason and (ii) Executive fails to cure such breach within ten (10) days of the effective date of written notice of such breach given by enVVeno Medical, then Executive shall be deemed a “Bad Leaver.” If Executive is or becomes a Bad Leaver, then (i) any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease upon commencement of such action and (ii) Executive shall be liable to repay to enVVeno Medical any severance previously paid to Executive by enVVeno Medical, less $100 to serve as consideration for the release described in Section 8 above.

10. EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges that enVVeno Medical’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 above would be inadequate and in the event of such a breach or threatened breach, in addition to any remedies at law, enVVeno Medical, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

11. NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 11, neither Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party. enVVeno Medical may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of the business and/or assets of enVVeno Medical, provided that enVVeno Medical shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that enVVeno Medical would be required to perform it if no such succession had taken place. As used in this Agreement, “enVVeno Medical” shall mean enVVeno Medical and any Affiliate or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of enVVeno Medical under this Agreement by operation of law or otherwise.

12. NOTICE. Any notice that either Party may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as enVVeno Medical may notify Executive from time to time; and to Executive at Executive’s electronic mail or postal address as shown on the records of enVVeno Medical from time to time, or at such other electronic mail or postal address as Executive, by notice to enVVeno Medical, may designate in writing from time to time.

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13. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of enVVeno Medical, the terms of this Agreement shall govern and control.

14. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16. Applicable Law; Choice of Venue and Consent to Jurisdiction; Service of Process.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

(b) For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the State of California and further agree that any related litigation shall be conducted solely in the courts of Orange County, California or the federal courts for the United States for the Central District of California, where this Agreement is made and/or to be performed, and no other courts.

(c) Each Party may be served with process in any manner permitted under State of California law, or by United States registered or certified mail, return receipt requested.

17. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by enVVeno Medical. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and enVVeno Medical or its Affiliates with respect to the subject matter hereof, including the Prior Employment Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either Party that are not expressly set forth in this Agreement.

18. REPRESENTATIONS. Executive represents and warrants to enVVeno Medical that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

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19. TAX MATTERS.

(a) WITHHOLDING. Any and all amounts payable under this Agreement or otherwise shall be subject to, and enVVeno Medical may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the Parties is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Section 409A. In no event shall enVVeno Medical be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” under Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the six-month period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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(c) Modification of Payments. In the event it shall be determined that any payment, right or distribution by enVVeno Medical or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, Executive’s employment with enVVeno Medical or a change in ownership or effective control of enVVeno Medical or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that Executive would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 7 above.

By signing this Agreement Below, Executive acknowledges that Executive:

(1)	has read and understood the entire Agreement;

(2)	has had the opportunity to ask questions and consult counsel or other advisors about its terms; and

(3)	agrees to be bound by it.

In witness whereof, enVVeno Medical has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

enVVeno Medical Corporation		EXECUTIVE

/s/ Robert Berman		/s/ Jennifer Bright
Robert A. Berman		Jennifer Bright
Chief Executive Officer

Date:	5/18/2025	Date:	5/16/2025

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